Exhibit 99.1

TUNDRA SEMICONDUCTOR CORPORATION

STOCK OPTION PLAN

December 15, 1995

(Amended:	December, 1996 March 25, 1997 June 19, 1998 December 10, 1998 January 26, 1999 July 23, 1999 July 25, 2000 September 14, 2000)

NOTE: This Stock Option Plan expires December 15, 2005, and applies to any stock options granted between December 15, 1995, and December 15, 2005. Any stock options granted after December 15, 2005 are governed by the 2005 Stock Option Plan.

TUNDRA SEMICONDUCTOR CORPORATION

(the “Corporation”)

STOCK OPTION PLAN

ARTICLE 1

Purpose

1.1	Purpose:

The purpose of this Plan is to assist the Corporation in attracting, retaining and motivating key employees and directors by granting to them options to purchase Common Shares of the Corporation.

ARTICLE 2

Interpretation

2.1	Definitions:

When used herein, unless the context otherwise requires, the following terms shall have the following meanings, respectively:

(a)	“Associated Company” - means any affiliate or subsidiary of the Corporation within the meaning of the Corporations Act and “Associated Companies” has a corresponding meaning;

(b)	“Board” - means the board of directors of the Corporation;

(c)	“Change of Control” - means either (a) the acquisition by any “person”, together with any “affiliate” or “associate” of such person, as each such term is defined in the Corporations Act, or a group of persons acting jointly or in concert with one another, of “beneficial ownership”, as such term is defined in the Corporations Act, of, or control or direction of or over, directly or indirectly, securities of the Corporation representing 20% or more of the aggregate voting securities of the Corporation’s then outstanding securities, or (b) the occurrence of a transaction requiring shareholder approval pursuant to the Corporations Act involving the acquisition of the assets, amalgamation or other reorganization of the Corporation;

(d)	“Change of Control Price” - means the price to be paid in the particular Change of Control transaction;

(e)	“Committee” - has the meaning ascribed thereto by section 3.2 of this Plan;

(f)	“Common Shares” - means the common shares of the Corporation;

(g)	“Corporation” - means Tundra Semiconductor Corporation;

(h)	“Corporations Act” - means the Canada Business Corporations Act and the regulations promulgated thereunder, both as amended from time to time;

(i)	“Date of Grant” - means, for any Option, the date specified by the Board at the time it grants the Option, (provided, however, that such date shall not be prior to the date the Board acts to grant the Option) or, if no such date is specified, the date upon which the Option was granted;

(j)	“Director Participant” - means a director of the Corporation who is not an employee of the Corporation;

(k)	“Disabled” or “Disability” - means the permanent and total incapacity of an Optionee as determined in accordance with procedures established by the Board for purposes of the Plan;

(1)	“Exercise Notice” - means a notice in writing in the form set out in Schedule “B” hereto signed by an Optionee and stating the Optionee’s intention to exercise a particular Option;

(m)	“Exercise Price” - means the price at which a Common Share may be purchased pursuant to the exercise of an Option;

(n)	“Exercise Period” - means the period of time during which an Option granted under this Plan may be exercised;

(o)	“Insider” - has the meaning ascribed to it in the Policy;

(p)	“Option” - means a right to purchase Common Shares under this Plan;

(q)	“Optionee” - means a Participant or Director Participant who has been granted one or more Options;

(r)	“Option Agreement” - means a signed, written agreement between an Optionee and the Corporation in the form attached as Schedule “A” hereto, subject to any amendments or additions thereto as may, in the discretion of the Board, be necessary or advisable, evidencing the terms and conditions on which an Option has been granted under this Plan;

(s)	“Other Related Company” - means a corporation in which the Corporation or an Associated Company holds at least
33 1/3% of the shares entitled to vote at a meeting of shareholders or a corporation which holds at least 33 1/3% of the shares of the Corporation entitled to vote at a meeting of shareholders;

(t)	“Participant” - means a current full-time permanent or contract employee of the Corporation or an Associated Company or a director (other than a Director Participant) of the Corporation or an Associated Company;

(u)	“Plan” - means the Tundra Semiconductor Corporation Employee Stock Option Plan;

(v)	“Policy” - means the Revised Policy of the Toronto Stock Exchange on Listed Company Share Incentive Arrangements;

(w)	“Retirement” - means retirement from active employment with the Corporation, a Subsidiary or an Other Related Company at or after age 65, or with the consent for purposes of the Plan of such officer of the Corporation as may be designated by the Board, at or after such earlier age and upon the completion of such years of service as the Board may specify.

2.2	Interpretation:

(a)	Whenever the Board or, where applicable, the Committee is to exercise discretion in the administration of the terms and conditions of this Plan, the term “discretion” shall mean the “sole and absolute discretion” of the Board or the Committee, as the case may be.

(b)	As used herein, the terms “Article”, “section” and “paragraph” shall mean and refer to the specified Article, section and paragraph of this Plan, respectively.

(c)	Words importing the singular include the plural and vice versa and words importing any gender include any other gender.

(d)	For the purposes of section 4.7, the term “date” shall be deemed to refer to the date which may be fixed by the Board as the date on which an Optionee is no longer an employee of the Corporation or an Associated Company.

ARTICLE 3

Administration

3.1	Administration:

Subject to section 3.2, this Plan shall be administered by the Board and the Board shall have sole and complete authority to:

(a)	determine the individuals (from among the Participants and Director Participants) to whom Options may be granted;

(b)	grant Options in such amounts and, subject to the provisions of this Plan, on such terms and conditions as it shall determine including:

(i)	the time or times at which Options may be granted;

(ii)	the Exercise Price;

(iii)	the time or times when each Option shall become exercisable and the duration of the Exercise Period;

(iv)	whether restrictions or limitations are to be imposed on the Common Shares, and the nature of such restrictions or limitations, if any; and

(v)	any acceleration of exercisability or waiver of termination regarding any Option, based on such factors as the Board of Directors may determine;

(c)	interpret this Plan and adopt, amend and rescind administrative guidelines and other rules and regulations relating to this Plan; and

(d)	make all other determinations and take all other actions necessary or advisable for the implementation and administration of this Plan.

The Board’s determinations and actions within its authority under this Plan shall be conclusive and binding on the Corporation and all other persons. The day-to-day administration of the Plan may be delegated to such officers and employees of the Corporation or an Associated Company as the Board shall determine.

3.2	Delegation to Committee:

To the extent permitted by applicable law, the Board may from time to time delegate to a committee (the “Committee”) of the Board all or any of the powers conferred on the Board under the Plan. In such event, the Committee shall exercise the powers delegated to it by the Board in the manner and on the terms authorized by the Board. Any decision made or action taken by the Committee arising out of or in connection with the administration or interpretation of this Plan in this context shall be final and conclusive.

3.3	Eligibility:

All Participants and Director Participants shall be eligible to participate in the Plan. Eligibility to participate shall not confer upon any Participant any right to be granted Options pursuant to the Plan. The extent to which any Participant shall be entitled to be granted Options pursuant to the Plan shall be determined in the sole and absolute discretion of the Board.

Provided however that:

(i)	The number of Common Shares reserved for issuance to any one person pursuant to Options shall not exceed 5% of the outstanding issue of the Corporation;

(ii)	The number of shares reserved for issuance pursuant to Options granted to Insiders shall not exceed 10% of the outstanding issue of the Corporation;

(iii)	The number of shares issued to Insiders within a one year period pursuant to the Plan shall not exceed 10% of the outstanding issue of the Corporation; and

(iv)	The number of shares issued to any one Insider and such Insider’s associates within a one-year period shall not exceed 5% of the outstanding issue of the Corporation.

For purposes of this section, the term “outstanding issue” shall have the meaning ascribed to it in the Policy. In addition, for purposes of clauses (iii) and (iv) above, “outstanding issue” shall be determined on the basis of the number of shares that are outstanding immediately prior to the share issuance in question, excluding shares issued pursuant to share compensation arrangements over the preceding one-year period.

3.4	Total Common Shares Subject to Options:

(a)	The aggregate number of Common Shares that may be issued pursuant to the exercise of Options shall not exceed 4,750,000 Common Shares. An Option shall not be granted if it would have the effect of causing the total number of Common Shares subject to Options to exceed the total number of Common Shares reserved for issuance pursuant to the exercise of Options.

(b)	If, for any reason, any Common Shares subject to issuance by exercising Options under this Plan are not issued or are re-acquired by the Corporation, for reasons including, but not limited to, a termination, expiration or cancellation (with the consent of the Optionee) of an Option, such Common Shares shall again become available for grant under this Plan.

3.5	Option Agreements:

All grants of Options under this Plan referred to in section 4.1 shall be evidenced by an Option Agreement. Such Option Agreement shall be subject to the applicable provisions of this Plan and shall contain such provisions as are required by this Plan and any other provisions which the Board may direct. Any one officer of the Corporation is authorized and empowered to execute on behalf of the Corporation and deliver an Option Agreement to each of the Optionees.

3.6	Non-transferability:

Subject to section 4.6, any Options granted under this Plan may only be exercised during the lifetime of the Optionee by such Optionee personally and no assignment or transfer of Options whether voluntary, involuntary, by operation of the law or otherwise, shall vest any interest or right in such Options whatsoever in any assignee or transferee, and immediately upon any assignment or transfer, or any attempt to make the same, such Options shall terminate and be of no further force or effect.

3.7	Term of Plan:

Except as otherwise provided herein, Options may only be granted under the Plan within the ten (10) year period from the date the Plan has been adopted by the Board. The termination of the Plan shall have no effect on outstanding Options. Any such outstanding Options shall continue in effect in accordance with their terms and conditions and the terms and conditions of the Plan.

ARTICLE 4

Grant of Options

4.1	Grant of Options:

The Board may, from time to time, subject to the provisions of this Plan and such other terms and conditions as the Board may prescribe, grant Options to any Participant.

The Board shall grant Options to purchase Common Shares to a Director Participant for annual service on the Board on the date of each annual meeting of shareholders at which the Director Participant is elected to the Board by the shareholders.

4.2	Exercise Price:

If the Common Shares are not listed on The Toronto Stock Exchange (the “TSE”), the exercise price shall be the fair market value of the Common Shares on the Date of Grant of the Option as determined and fixed by the Board in its sole discretion. If the Common Shares are listed on the TSE, the exercise price shall be no less than the average of the average of the daily high and low board lot trading prices on the TSE for the five (5) trading days preceding the Date of Grant, rounded to the next highest cent.

4.3	Terms of Options:

Subject to any accelerated termination as set forth in this Plan, each Option shall, unless otherwise specified by the Board, expire on the fifth (5th) anniversary date of its Date of Grant provided that, in no event, shall the Exercise Period of an Option exceed ten (10) years from its Date of its Grant.

4.4	Exercise Period:

Unless otherwise specified by the Board at the time of granting an Option, and except as otherwise provided in this Plan, each Option shall be exercisable in the following installments:

Percentage of Total Number of Common Shares Which May be Purchased	Exercise Period
25%	From the first anniversary of the Date of Grant to and including the fifth anniversary of the Date of Grant

25%	From the second anniversary of the Date of Grant to and including the fifth anniversary of the Date of Grant

25%	From the third anniversary of the Date of Grant to and including the fifth anniversary of the Date of Grant

25%	From the fourth anniversary of the Date of Grant to and including the fifth anniversary of the Date of Grant

Once an installment becomes exercisable it shall remain exercisable until expiration or termination of the Option, unless otherwise specified by the Board. Each Option or installment may be exercised at any time or from time to time, in whole or in part, for up to the total number of Common Shares with respect to which it is then exercisable. The Board shall have the right to accelerate the date upon which any installment of any Option is exercisable.

Subject to the provisions of this Plan and any Option Agreement, Options may be exercised by means of a fully completed Exercise Notice delivered to the Corporation.

4.5	Payment of Exercise Price:

The Exercise Notice shall be accompanied by payment in full of the purchase price for the Common Shares to be purchased. The Exercise Price shall be fully paid by cash, or by certified cheque, bank draft or money order payable to the Corporation or by such other means as might be specified from time to time by the Directors. No Common Shares shall be issued or transferred until full payment therefor has been received by the Corporation. As soon as practicable after receipt of any Exercise Notice and full payment, the Corporation shall deliver to the Optionee, a certificate or certificates representing the acquired Common Shares.

4.6	Death or Disability of Optionee:

If an Optionee dies or becomes Disabled while an employee or director of the Corporation, an Associated Company or an Other Related Company or if an Optionee’s employment with the Corporation, an Associated Company or an Other Related Company terminates due to Retirement, the executor or administrator of the Optionee’s estate or the Optionee, as the case may be, shall have the right to exercise any Options of the Optionee to the extent that the Options were exercisable at the date of such death, Disability or Retirement and the right to exercise any Options shall terminate on the earlier of (a) the date which is one hundred and eighty (180) days from the date of the Optionee’s death, Disability or Retirement; and (b) the date on which the Exercise Period of the particular Option expires. Any Options held by the Optionee which were not exercisable at the date of death, Disability or Retirement shall immediately terminate on such date.

4.7	Termination of Employment:

Where an Optionee’s employment with the Corporation, an Associated Company or an Other Related Company is terminated by the Corporation, the Associated Company, or the Other Related Company as the case may be, for any reason whatsoever, or is terminated voluntarily by the Optionee (other than as a result of Retirement), any Options held by the Optionee which are exercisable at the date of such termination shall continue to be exercisable by the Optionee until the earlier of (a) the date which is sixty (60) days from the date of such termination; and (b) the date on which the Exercise Period of the particular Option expires. Any Options held by the Optionee which are not exercisable at the date of such termination of employment shall immediately terminate on such date.

Notwithstanding the foregoing, the Board may, in its discretion and from time to time, determine that Options shall not be affected by a change of employment within or among the Corporation, an Associated Company or an Other Related Company so long as the Participant continues to be an employee of the Corporation, an Associated Company or an Other Related Company.

4.8	Discretion to Permit Exercise:

Notwithstanding the provisions of sections 4.6 and 4.7, the Board may, in its discretion, at any time prior to or following the events contemplated in such sections, permit the exercise of any or all Options held by the Optionee in the manner and on the terms authorized by the Board, provided that the Board shall not, in any case, authorize the exercise of an Option pursuant to this section beyond the expiration of the Exercise Period of the particular Option.

4.9	Public Offering of Common Shares of the Corporation:

In the event that the Board determines that the Corporation shall undertake a public offering of the Common Shares of the Corporation, the Board may, in its discretion, permit the exercise prior to the public offering of any or all options then held by Optionees which are not by their terms exercisable in the manner and on the terms authorized by the Board.

4.10	Change of Control:

In the event of a Change of Control, unless otherwise determined by the Committee or the Board prior to the occurrence of such Change of Control, any Options outstanding as of the date such Change of Control is determined to have occurred and not then exercisable shall become fully exercisable effective one day prior to the date of such Change of Control. In addition, the value of all outstanding Options shall, unless otherwise determined by the Committee or the Board at or after the Date of Grant, be cashed out on the basis of the Change of Control Price, as of the date such Change of

Control is determined to have occurred or such other date as the Committee or the Board may determine prior to the Change of Control. Outstanding Options as of the date of such Change of Control may be cashed out only if the Change of Control Price is higher than the Exercise Price of such outstanding Options. Further, the Committee or the Board shall have the right to provide for the conversion or exchange of any outstanding Options into or for options, rights or other securities in any entity participating in, or resulting from the Change of Control.

4.11	Conditions of Exercise:

Each Optionee shall, when requested to do so by the Corporation, sign and deliver all such documents relating to the granting or exercise of Options deemed necessary or desirable by the Corporation.

ARTICLE 5

Share Capital Adjustments

5.1	General:

The existence of any Options shall not affect in any way the right or power of the Corporation or its shareholders to make, authorize or determine any adjustment, recapitalization, reorganization or any other change in the Corporation’s capital structure or its business, or any amalgamation, combination, merger or consolidation involving the Corporation, to create or issue any bonds, debentures, Common Shares or other securities of the Corporation or to determine the rights and conditions attaching thereto, to effect the dissolution or liquidation of the Corporation or any sale or transfer of all or any part of its assets or business, or to effect any other corporate act or proceedings, whether of a similar character or otherwise, whether or not any such action referred to in this section would have an adverse effect on the Plan or any Option.

5.2	Reorganization of Corporation’s Capital:

Should the Corporation effect a subdivision or consolidation of Common Shares or any similar capital reorganization or a payment of a stock dividend (other than a stock dividend which is in lieu of a cash dividend), or should any other change be made in the capitalization of the Corporation which, in the opinion of the Board, would warrant the replacement of any existing Options in order to adjust (a) the number of Common Shares which may be acquired on the exercise of any outstanding Options or (b) the Exercise Price of any outstanding Options in order to preserve proportionately the rights and obligations of the Optionees, the Board shall authorize such steps to be taken as may be equitable and appropriate to that end.

5.3	Other Events Affecting the Corporation:

In the event of an amalgamation, combination, merger or other reorganization involving the Corporation, by exchange of Common Shares, by sale or lease of assets, or otherwise, which, in the opinion of the Board, warrants the replacement of any existing Options in order to adjust (a) the number of Common Shares which may be acquired on the exercise of any outstanding Options or (b) the Exercise Price of any outstanding Options in order to preserve proportionately the rights and obligations of the Optionees, the Board shall authorize such steps to be taken as may be equitable and appropriate to that end.

5.4	Immediate Exercise of Awards:

Where the Board determines that the steps provided in sections 5.2 and 5.3 would not preserve proportionately the rights and obligations of the Optionees in the circumstances or otherwise determines that it is appropriate, the Board may permit the immediate exercise of any outstanding Options which are not otherwise exercisable.

5.5	Issue by Corporation of Additional Common Shares:

Except as expressly provided in this Article 5, neither the issue by the Corporation of shares of any class or securities convertible into shares of any class, nor the conversation of such shares and securities, shall affect, and no adjustment by reason thereof shall be made with respect to (a) the number of Common Shares which may be acquired on the exercise of any outstanding Options or (b) the Exercise Price of any outstanding Options.

5.6	Fractions:

No fractional Common Shares shall be issued on the exercise of an Option. Accordingly, if, as a result of any adjustment under sections 5.2 to 5.4 inclusive, an Optionee would become entitled to a fractional Common Share, the Optionee shall have the right to acquire only the adjusted number of full Common Shares and no payment or other adjustment will be made with respect to the fractional Common Shares so disregarded.

5.7	Conditions of Exercise:

The Plan and each Option shall be subject to the requirement that, if at any time the Board determines that the listing, registration or qualification of the Common Shares subject to such Option upon any securities exchange or under any provincial, state or federal law, or the consent or approval of any governmental body, securities exchange or the holders of the Common Shares generally, is necessary or desirable, as a condition of, or in connection with, the granting of such Option or the issue or purchase of Common Shares thereunder, no such Option may be granted or exercised in whole or in part unless such listing, registration, qualification, consent or approval shall have been affected or obtained free of any conditions not acceptable to the Board.

ARTICLE 6

Miscellaneous Provisions

6.1	Legal Requirement:

The Corporation shall not be obligated to grant any Options, issue any Common Shares or other securities, make any payments or take any other action if, in the opinion of the Board exercising its discretion, such action would constitute a violation by an Optionee or the Corporation of any provision of any applicable statutory or regulatory enactment of any government or government agency.

6.2	Withholding Taxes:

The exercise of each Option granted under this Plan shall be subject to the condition that, if at any time, the Corporation shall determine in its discretion that the satisfaction of withholding tax or other withholding liabilities is necessary or desirable in respect of such exercise, such exercise shall not be effective unless such withholding has been effected to the satisfaction of the Corporation. In such circumstances, the Corporation may require an Optionee to pay to the Corporation, in addition to and in the same manner as the Exercise Price for the Common Shares, such amount as the Corporation is obliged to remit to the relevant taxing authority in respect of the exercise of the Option. Any such additional payment shall be due no later than the date as of which any amount with respect to the Option exercised first becomes includable in the gross income of the Optionee for tax purposes.

6.3	Rights of Participant/Optionee:

No Participant shall have any claim or right to be granted an Option (including, without limitation, an Option granted in substitution for any Option that has expired pursuant to the terms of this Plan), and the granting of any Option shall not be construed as giving an Optionee a right to remain in the employ of the Corporation, an Associated Company or an Other Related Company. No Optionee shall have any rights as a shareholder of the Corporation in respect of Common Shares issuable on the exercise of rights to acquire Common Shares under any Option until the allotment and issuance to the Optionee of certificates representing such Common Shares.

6.4	Amendment or Discontinuance:

The Board may, without notice, at any time or from time to time, amend, suspend or terminate this Plan or any provisions hereof in such respects as it, in its discretion, may determine appropriate. No such amendment, suspension or termination of this Plan shall, without the consent of any Optionee or the representatives of his or her estate, as applicable, alter or impair any rights or obligations arising from any Option previously granted to an Optionee under this Plan. In addition, any such amendment shall be subject to approval, if required, by any governmental authority or stock exchange having jurisdiction over the securities of the Corporation.

6.5	Indemnification:

Every director on the Board shall at all times be indemnified and saved harmless by the Corporation from and against all costs, charges and expenses whatsoever including any income tax liability arising from any such indemnification, which such director may sustain or incur by reason of any action, suit or proceeding, taken or threatened against the director, otherwise than by the Corporation, for or in respect of any act done or omitted by the director in respect of this Plan, such costs, charges and expenses to include any amount paid to settle such action, suit or proceeding or in satisfaction of any judgement rendered therein.

6.6	Effective Date:

This Plan shall become effective on a date to be determined by the Board.

6.7	Governing Law:

This Plan is created under and shall be governed, construed and administered in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein.

SCHEDULE “A”

TUNDRA SEMICONDUCTOR CORPORATION

EMPLOYEE STOCK OPTION PLAN

OPTION AGREEMENT

TUNDRA SEMICONDUCTOR CORPORATION (the “Corporation”), hereby grants to the Optionee named below (the “Optionee”), an option (the “Option”) to purchase, in accordance with and subject to the terms, conditions and restrictions of this Agreement together with the provisions of the Employee Stock Option Plan (the “Plan”) of the Corporation, the number of common shares of the Corporation (the “Common Shares”) at the price per share set forth below:

Name of Optionee:

Date of Grant:

Date of Expiry:

Total Number of Common Shares Subject to Option:

Exercise Price:

1. The terms and conditions of the Plan are hereby incorporated by reference as terms and conditions of this Agreement and all capitalized terms used herein shall, unless expressly defined in a different manner, have the meanings ascribed thereto in the Plan.

2. (a) Subject to section 5.4 of the Plan, and unless otherwise determined by the Board at the time of granting an Option, each option shall be exercisable in the installments set forth in subsection 4.3 of the Plan.

(b) In no event shall the Option granted hereunder be exercisable after the expiration of the relevant Exercise Period.

(c) No fractional Common Shares shall be issued on the exercise of the Option granted hereunder. If, as a result of any adjustment to the number of Common Shares issuable on the exercise of the Option granted hereunder pursuant to the Plan, the Optionee would be entitled to receive a fractional Common Share, the Optionee shall have the right to acquire only the adjusted number of full Common Shares and no payment or other adjustment will be made with respect to the fractional Common Shares so disregarded.

3. Each notice relating to the Option, including the exercise thereof, shall be in writing. All notices to the Corporation shall be delivered personally or by prepaid registered mail and shall be addressed to The President, Tundra Semiconductor Corporation, 603 March Road, Kanata, Ontario K2K 2M5. All notices to the Optionee shall be addressed to the principal address of the Optionee on file with the Corporation. Either the Corporation or the Optionee may designate a different address by written notice to the other. Such notices shall be deemed to be received, if delivered personally, on the date of delivery, and if sent by prepaid, registered mail, on the fifth (5th) business day following the date of mailing. Any notice given by either the Optionee or the Corporation shall not be binding on the recipient thereof until received.

4. When the issuance of Common Shares on the exercise of the Option may, in the opinion of the Corporation, conflict or be inconsistent with any applicable law or regulation of any governmental agency having jurisdiction, the Corporation reserves the right to refuse to issue such Common Shares for so long as such conflict or inconsistency remains outstanding.

5. Subject to section 4.6 of the Plan, the Option granted pursuant to this Agreement may only be exercised during the lifetime of the Optionee by the Optionee personally and no assignment or transfer of the Option whether voluntary, involuntary, by operation of law or otherwise, shall vest any interest or right in such Option whatsoever in any assignee or transferee, and immediately upon any assignment or transfer or any attempt to make the same, the Option granted hereunder shall terminate and be of no further force or effect.

6. The Optionee hereby agrees that:

(a) any rule, regulation or determination, including the interpretation by the Board of the Plan, the Option granted hereunder and the exercise thereof shall be final and conclusive for all purposes and binding on all persons including the Corporation and the Optionee; and

(b) the grant of the Option shall not affect in any way the right of the Corporation or any Associated Company to terminate the employment of the Optionee.

7. This Agreement has been made in and shall be construed under and in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein.

TUNDRA SEMICONDUCTOR CORPORATION

By:

CEO

I have read the foregoing Agreement and hereby accept the Option to purchase Common Shares in accordance with and subject to the terms and conditions of such Agreement and the Plan. I understand that I may review the complete text of the Plan by contacting the President of the Corporation. I agree to be bound by the terms and conditions of the Plan governing the award made hereby and by the actions of the Board in respect thereof.

Date Accepted	Optionee’s Signature

Optionee’s Name (Please Print)

SCHEDULE “B”

TUNDRA SEMICONDUCTOR CORPORATION

EMPLOYEE STOCK OPTION PLAN

EXERCISE NOTICE FORM - OPTIONS

I,                                                                                               , hereby exercise the option to purchase Common Shares of

                                    (print name)

TUNDRA SEMICONDUCTOR CORPORATION (the “Corporation”) at a purchase price of                      per Common Share. This Exercise Notice is delivered in respect of the option to purchase                  Common Shares of the Corporation which was
granted to me on                          pursuant to the Option Agreement entered into between the Corporation and me. In connection with

                                    (date)

the foregoing, I enclose cash, a certified cheque, bank draft or money order payable to Tundra Semiconductor Corporation in the amount of $                     in full payment for the Common Shares to be received upon exercise of the Option.

Date	Optionee’s Signature